Exhibit 99.1
Royal Bancshares of Pennsylvania, Inc. Announcement Regarding Release of Third Quarter Results
NARBERTH, PA — November 15, 2007 — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) today announced that it has delayed release of its earnings and the filing of its Form 10-Q for the quarter ended September 30, 2007. The Company has engaged independent third parties to assist in the review of specified loans and to determine whether additional reserves are appropriate under the circumstances. Certain information required to complete this review and analysis was not received in time to permit the Company to file its Quarterly Report on Form 10-Q for the period ended September 30, 2007 within the time period prescribed.
Based on the preliminary results of its review and analysis, the Company expects to report a third quarter provision for loan losses of approximately $14.1 million pre-tax, approximately $13.6 million of which relates to specific credits and approximately $531,000 of which relates to general reserves. Additionally, the company will take a charge of approximately $5.2 million pre-tax for an impairment in an equity investment in a condominium project. The Company estimates that it will report a loss for the quarter of $8.9 million. Actual amounts are subject to change depending upon the final results of the ongoing review and analysis.
The Company expects to file its Form 10-Q and release third quarter 2007 results within the next thirty days.
As a result of the Company’s failure to file the Form 10-Q in the prescribed time period, on November 14, 2007, the Company received a standard NASDAQ Staff Determination Letter indicating that the Company is not in compliance with NASDAQ’s filing requirements for continued listing of the Company’s Class A common stock, and that such securities are, therefore, subject to delisting from the NASDAQ Global Market. The Company will not be in compliance with the NASDAQ listing standards until the Form 10-Q is filed. The Company has requested a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. The Company’s appeal and hearing request will automatically stay the delisting of the Class A common stock under NASDAQ rules. There can be no assurance that the Panel will grant the Company’s request for continued listing of the Class A common stock.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, operates sixteen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and six locations in metro-Philadelphia, Northern New Jersey and New York under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank, along with Royal’s other affiliates, offer a wide variety of products and services, including commercial real estate loans, asset based lending, structured financing, equipment leasing, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.
The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.